UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 27, 2009
LAMAR ADVERTISING COMPANY
LAMAR MEDIA CORP.
(Exact name of registrants as specified in their charters)

Delaware	0-30242	72-1449411
Delaware	1-12407	72-1205791
(States or other jurisdictions	(Commission File	(IRS Employer
of incorporation)	Numbers)	Identification Nos.)
5551 Corporate Boulevard, Baton Rouge, Louisiana 70808
(Address of principal executive offices and zip code)
(225) 926-1000
(Registrants’ telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On March 27, 2009, Lamar Media Corp. (“Lamar Media”), a wholly owned subsidiary of Lamar Advertising Company (the “Company”), completed an institutional private placement of $350,000,000 aggregate principal amount ($314,926,500 gross proceeds) of 9 3/4% Senior Notes due 2014 (the “Notes”). The institutional private placement resulted in net proceeds to Lamar Media of approximately $306.5 million. The Notes were sold within the United States only to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States only to non-U.S. persons in reliance on Regulation S under the Securities Act.
Lamar Media ultimately intends to distribute the proceeds of this offering, after the payment of fees and expenses, to the Company in order to enable the Company to repurchase some or all of its outstanding 2 7/8% convertible notes due 2010 — Series B (pursuant to a tender offer, one or more open market transactions or individually negotiated transactions) or to fund repayment of the Company’s convertible notes at maturity. On March 23, 2009, the Company commenced a tender offer to purchase for cash any and all of its outstanding 2 7/8% Convertible Notes due 2010 — Series B. The net proceeds from this offering in excess of the amount ultimately required to fund this repurchase by the Company will be used for general corporate purposes. Pending application of these amounts as provided above, Lamar Media currently expects to temporarily reduce outstanding amounts under the revolving portion of its senior credit facility and maintain any excess amount as cash on hand. The timing of any distribution of the proceeds of the offering of the Notes to the Company may depend, in part, upon the ability of the Company to obtain acceptable terms for any such tender offer, open market transactions or individually negotiated transactions. At such time as any amount of the Company’s convertible notes are repaid or repurchased, Lamar Media’s outstanding subordinated mirror loan owing to the Company will be reduced by at least the amount paid by the Company to repurchase or repay its outstanding convertible notes.
On March 27, 2009, Lamar Media and its subsidiary guarantors entered into an Indenture (the “Indenture”) with The Bank of New York Mellon Trust Company, N.A., as trustee, relating to the Notes. A copy of the Indenture (including the Form of Note) is filed as Exhibit 4.1 to this current report on Form 8-K and is incorporated by reference into this Item 1.01.
The Notes mature on April 1, 2014 and bear interest at a rate of 9 3/4% per annum, which is payable semi-annually on April 1 and October 1 of each year, beginning October 1, 2009. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. The terms of the Indenture will, among other things, limit Lamar Media’s and its restricted subsidiaries’ ability to (i) incur additional debt and issue preferred stock; (ii) make certain distributions, investments and other restricted payments; (iii) create certain liens; (iv) enter into transactions with affiliates; (v) have the restricted subsidiaries make payments to Lamar Media; (vi) merge, consolidate or sell substantially all of Lamar Media’s or the restricted subsidiaries’ assets; and (vii) sell assets. These covenants are subject to a number of exceptions and qualifications.
Lamar Media may redeem up to 35% of the aggregate principal amount of the Notes, at any time and from time to time, at a price equal to 109.75% of the aggregate principal amount so redeemed, plus accrued and unpaid interest thereon (including additional interest, if any), with the net cash proceeds of certain public equity offerings completed before April 1, 2012. At any time prior to April 1, 2014, Lamar Media may redeem some or all of the Notes at a price equal to 100% of the principal amount plus a make-whole premium. In addition, if the Company or Lamar Media undergoes a change of control, Lamar Media may be required to make an offer to purchase each holder’s Notes at a price equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest (including additional interest, if any), up to but not including the repurchase date.
The Indenture provides that each of the following is an event of default (“Event of Default”): (a) default in payment of any principal of, or premium, if any, on the Notes; (b) default for 30 days in payment of any interest on the Notes; (c) default by Lamar Media or any Guarantor (as defined in the Indenture) in the observance or performance of any other covenant in the Notes or the Indenture for 45 days after written notice from the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding; (d) default or defaults under one or more agreements, instruments, mortgages, bonds, debentures or other evidences of Indebtedness under which Lamar Media or any Restricted Subsidiary (as defined in the Indenture) of Lamar Media then has outstanding Indebtedness (as defined in the Indenture) in excess of $20 million, individually or in the aggregate, and either (i) such Indebtedness is already due and payable in full or (ii) such default or defaults have resulted in the acceleration of the maturity of such Indebtedness; (e) any final judgment or judgments which can no longer be appealed for the payment of money in excess of $20 million (not covered by insurance) shall be rendered against Lamar Media or any Restricted Subsidiary and shall not be discharged for any period of 60 consecutive days during which a stay of enforcement shall not be in effect; and (f) certain events involving bankruptcy, insolvency or reorganization of Lamar Media or any Restricted Subsidiary.
If any Event of Default arising under a clause other than clause (f) above occurs, then the Trustee or the holders of 25% in aggregate principal amount of the Notes may declare to be immediately due and payable the entire principal amount of all the Notes then outstanding plus accrued and unpaid interest to the date of acceleration, and such amounts shall become immediately due and payable.
On March 27, 2009, in connection with the issuance of the Notes, Lamar Media and its subsidiary guarantors entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with J.P. Morgan Securities Inc. for itself and as representative for Banc of America Securities LLC, BNP Paribas Securities Corp., BNY Mellon Capital Markets, LLC, Calyon Securities (USA) Inc., Greenwich Capital Markets, Inc., RBC Capital Markets Corporation and Wachovia Capital Markets, LLC (each individually, an “Initial Purchaser” and collectively, the “Initial Purchasers”). Pursuant to the terms of the Registration Rights Agreement, Lamar Media and its subsidiary guarantors agreed to file and cause to become effective a registration statement covering an offer to exchange the Notes for a new issue of identical exchange notes registered under the Securities Act and to complete the exchange offer on or prior to the date 190 days following March 27, 2009 (the “Target Registration Date”). Under certain circumstances, Lamar Media may be required to provide a shelf registration statement to cover resales of the Notes. If the exchange offer is not completed (or, if required, the shelf registration statement is not declared effective) on or before the Target Registration Date, then the annual interest rate borne by the notes will be increased (i) 0.25% per annum for the first 90-day period immediately following the Target Registration Date and (ii) an additional 0.25% per annum with respect to each subsequent 90-day period, in each case until the exchange offer is completed or, if required, the shelf registration statement is declared effective, up to a maximum of 1.00% per annum of additional interest. A copy of the Registration Rights Agreement is filed as Exhibit 10.1 to this current report on Form 8-K and is incorporated by reference into this Item 1.01.
The Initial Purchasers and their affiliates perform various financial advisory, investment banking and commercial banking services from time to time for us and our affiliates, for which they receive customary fees. The Bank of New York Mellon Trust Company, N.A., an affiliate of BNY Mellon Capital Markets, Inc., an Initial Purchaser, serves as trustee for the Notes and Lamar Media’s existing 6 5/8% Senior Subordinated Notes due 2015, 6 5/8% Senior Subordinated Notes due 2015 — Series B, 6 5/8% Senior Subordinated Notes due 2015 — Series C and 7 1/4% Senior Subordinated Notes due 2013 and as trustee for the Company’s 2 7/8% Convertible Notes due 2010 and 2 7/8% Convertible Notes due 2010 — Series B. A portion of the net proceeds from the Notes offering may be applied to repay indebtedness under Lamar Media’s revolving bank credit facility, and each lender under our bank credit facility will receive its proportionate share of such repayment. JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities Inc., is the administrative agent and a lender under our bank credit facility and each Initial Purchaser or its affiliate is a lender under the revolving bank credit facility.
The description above is qualified in its entirety by the Indenture and Registration Rights Agreement filed as Exhibits 4.1 and 10.1, respectively, to this current report on Form 8-K.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.
Item 9.01. Financial Statements and Exhibits.
(c) Exhibits

Exhibit
No.	Description

4.1	Indenture, dated as of March 27, 2009, between Lamar Media, the Guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as Trustee (including the Form of Note).

10.1	Registration Rights Agreement, dated as of March 27, 2009, between Lamar Media, the Guarantors named therein and the Initial Purchasers named therein.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

Date: March 27, 2009	LAMAR ADVERTISING COMPANY

	By:	/s/ Keith A. Istre Keith A. Istre
Treasurer and Chief Financial Officer

Date: March 27, 2009	LAMAR MEDIA CORP.

	By:	/s/ Keith A. Istre Keith A. Istre
Treasurer and Chief Financial Officer

EXHIBIT INDEX

Exhibit
No.	Description

4.1	Indenture, dated as of March 27, 2009, between Lamar Media, the Guarantors named therein and the Bank of New York Mellon Trust Company, N.A., as Trustee (including the Form of Note).

10.1	Registration Rights Agreement, dated as of March 27, 2009, between Lamar Media, the Guarantors named therein and the Initial Purchasers named therein.